EMPOWER FUNDS, INC.

DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

Service Class Shares

Article I. The Plan

This Distribution Plan (the “Plan”) sets forth the terms and conditions on which Empower Funds, Inc., a series investment company (“Empower Funds”), on behalf of the series of Empower Funds listed in Schedule A hereto, as may be amended from time to time (the “Funds”), will, after the effective date hereof, pay certain amounts to Empower Financial Services, Inc. and each successor distributor of Service Class shares of the Funds (the “Distributor”) in connection with the provision by the Distributor of certain services to the Funds and their Service Class shareholders, as set forth herein.1 Certain of such payments by a Fund may, under Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), be deemed to constitute the financing of distribution by the Fund of its Service Class shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

Article II. Distribution and Service Expenses

Each Fund shall pay to the Distributor a fee in the amount specified in Article III hereof as compensation for distribution of Service Class shares and for providing or arranging for the provision of services to Service Class shareholders. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Service Class shares of the Fund and/or for providing or arranging for the provision of services to the Fund’s Service Class shareholders (including plan sponsors), including, but not limited to:

(a)	compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of Service Class shares;

(b)	printing and mailing of prospectuses, statements of additional information, and reports for prospective investors of Service Class shares;

(c)

compensation to broker/dealers and other financial intermediaries to pay or reimburse them for their services or expenses in connection with the distribution, sales support, servicing, or selection of Service Class shares;

(d)	expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Fund;

(e)	expenses of holding seminars and sales meetings designed to promote the distribution of Service Class shares;

(f)	expenses of obtaining information and providing explanations to investors regarding Fund investment objectives and policies and other information about the Fund, including performance;

1 This Plan replaces the distribution plan for the Class T1 and Class G1 shares. Effective May 1, 2017, Class T1 and Class G1 shares were renamed Service Class shares.

Service Class 12b-1 Distribution Plan

(g)	expenses of training sales personnel regarding the Fund;

(h)	expenses of compensating sales personnel in connection with the sale of Service Class shares to the Fund; and

(i)	expenses of personal services and/or maintenance of shareholder accounts with respect to Service Class shares attributable to such accounts.

Article III. Expenditures

The expenditures to be made by a Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by Empower Funds on behalf of the Fund, and such expenditures shall equal 10 basis points of the average daily net asset value of the Service Class shares of the Fund (determined in accordance with Empower Funds’ prospectus as from time to time in effect) on an annual basis to cover distribution and/or shareholder services expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors of Empower Funds (the “Board of Directors”) shall determine.

Article IV. Expenses Borne by the Funds

Notwithstanding any other provision of this Plan, a Fund may bear its respective expenses under any shareholder services agreement2, as from time to time in effect as set forth in Empower Funds’ current prospectus. Except as otherwise contemplated by this Plan, no Fund shall, directly or indirectly, engage in financing any activity which is primarily intended to result in the sale of shares of the Fund.

To the extent that any investment management and administration fees paid by a Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund’s shares, the payment by the Fund of such fees hereby is authorized under this Plan.

Article V. Approval by Shareholders

This Plan shall not take effect until it has been approved (a) by a vote of a majority of the outstanding voting Service Class shares of each Fund, if adopted after any public offering of such securities or the sale of such securities to persons who are not affiliated persons of the Empower Funds, affiliated persons of such persons, promoters of the Empower Funds, or affiliated persons of such promoters, and (b) by a vote of the Board of Directors, as described in Article VI.

Article VI. Approval by Board of Directors

This Plan shall not take effect until it has been approved, together with any related agreements, by votes cast in person or otherwise, as permitted by the 1940 Act rules and interpretations thereunder, at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Board of Directors and (ii) those Directors of the Empower Funds who are not “interested persons” of the Empower Funds and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Directors”).

2 Effective May 1, 2017, the Administrative Services Agreement was renamed the Shareholder Services Agreement.

Service Class 12b-1 Distribution Plan

Article VII. Continuance

This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for as long as such continuance is specifically approved at least annually in the manner described in Article VI.

Article VIII. Information

The Distributor (and any other person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement) shall provide to the Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

Article IX. Termination

This Plan may be terminated with respect to a Fund at any time (a) by vote of a majority of the Independent Directors, or (b) by vote of a majority of the outstanding voting Service Class shares of the Fund.

Termination or discontinuance of the Plan with respect to one Fund shall not affect the continued effectiveness of this Plan with respect to the shares or classes of any other Fund.

Article X. Agreements

Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a)

That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting Service Class shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

Article XI. Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution with respect to a Fund without the approval of a majority of the outstanding voting Service Class shares of the Fund. No material amendment to this Plan shall be effective unless it is approved by the Board of Directors in the manner described in Article VI.

Article XII. Preservation of Documents

Empower Funds shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board of Directors pursuant to Article VIII for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Service Class 12b-1 Distribution Plan

Article XIII. Empower Funds Governance Standards

While this Plan is in effect, the Board of Directors shall satisfy the applicable provisions of the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act to the extent required under the 1940 Act and the rules thereunder.

Article XIV. Defined Terms

As used in this Plan, the term “majority of the outstanding voting Service Class shares” shall have the same meaning as the term “Majority of the outstanding voting securities” has in the 1940 Act, and the terms “affiliated person,” “assignment,” “interested person” and “promoter” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted on February 26, 2009, as further adopted on April 11, 2012, February 25, 2016, April 29, 2016, May 1, 2017, September 18, 2018, April 21, 2020, April 29, 2022 and December 11, 2024.

Effective as of December 11, 2024.

Service Class 12b-1 Distribution Plan

SCHEDULE A

LIFETIME FUNDS

Empower Lifetime 2015 Fund

Empower Lifetime 2020 Fund

Empower Lifetime 2025 Fund

Empower Lifetime 2030 Fund

Empower Lifetime 2035 Fund

Empower Lifetime 2040 Fund

Empower Lifetime 2045 Fund

Empower Lifetime 2050 Fund

Empower Lifetime 2055 Fund

Empower Lifetime 2060 Fund*

Empower Lifetime 2065 Fund**

SECUREFOUNDATION FUNDS

Empower SecureFoundation® Balanced Fund

*Plan adopted on September 18, 2018

**Plan adopted on December 11, 2024

Service Class 12b-1 Distribution Plan